EXHIBIT 3.2
               RESTATED CERTIFICATE OF INCORPORATION
                      OF DBS INDUSTRIES, INC.
                     (A Delaware Corporation)


     DBS Industries, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The present name of the corporation is DBS Industries, Inc.
DBS Industries, Inc. was originally incorporated under the name FI-TEK IV, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on August 3, 1989.

SECOND: The Certificate of Incorporation of the corporation is hereby amended by inserting new paragraph 8.04 into Article VIII and inserting new
Article XIII which are set forth in the Restated Certificate of Incorporation hereinafter provided.

THIRD: The provisions of the Certificate of Incorporation of the corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into a single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of DBS Industries, Inc. without any further amendments other than the amendments herein certified and without any discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of the single instrument hereinafter set forth.

FOURTH: The amendments and the restatement of the corporation's Certificate of Incorporation as set forth herein have been duly adopted by the stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

FIFTH: The Restated Certificate of Incorporation of the corporation, as amended and restated herein, read in its entirety as follows:

                             ARTICLE I
                        NAME AND DURATION

       The name of this corporation is DBS Industries, Inc. (the
"Company").  It shall have perpetual existence.

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                            ARTICLE II
                   REGISTERED OFFICE AND AGENT

       The location of the Company's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The Company's Registered Agent at this address is The Corporation Trust Company.

                            ARTICLE III
                           INCORPORATOR

The Incorporator's name is Ronald J. Miller and his mailing address is 501 South Cherry Street, Suite 500, Denver, Colorado 80222.

                            ARTICLE IV
                             PURPOSE

       The Company may engage in any lawful activities for which corporations may be formed under the General Corporation Law of the State of Delaware and the laws of any other state wherein the Company transacts business.

                             ARTICLE V
                          CAPITAL STOCK

       5.01 Authorized Shares. (a) The aggregate number of shares which the Company shall have authority to issue is One Hundred and Five Million (105,000,000). One Hundred Million (100,000,000) shares shall be designated "Common Stock" and shall have a par value of $0.0004. Five Million (5,000,000) shares shall be designated "Preferred Stock" and shall have a par value of $0.0004. All shares of the Company shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine.

       (b) Each forty (40) issued and outstanding shares of Common Stock of the Company were combined into one (1) share of validly issued, fully paid and non-assessable Common Stock, par value $0.0004 per share, on February 15, 1996. Each person, as of February 15, 1996, holding of record any issued and outstanding shares of Common Stock shall receive upon surrender to the Company's transfer agent a stock certificate or certificates to evidence and represent the number of shares of postconsolidation Common Stock to which such stockholder is entitled after giving effect to the consolidation; provided, however, that all fractional shares resulting therefrom shall be paid in cash.

       5.02 Consideration for Stock. Shares of Common and Preferred Stock issued shall be fully paid and nonassessable if (a) the entire amount of consideration has been received by the Company in the form of cash, services rendered, personal property, real property, leases of real property, or a combination thereof; or (b) not less than the amount of the consideration determined to be capital pursuant to Section 154 of the General Corporation Law of Delaware has been received by the Company in the form specified in clause (a) and the Company has received a binding obligation of the subscriber to pay the balance of the consideration due. The Board of Directors shall have sole authority to determine the consideration to be received for the Company's stock and treasury stock, which shall not be less than the par value thereof.

      5.03 Common Stock. The Common Stock may be issued from time to time in one or more classes or series in any manner permitted by law, as determined by the Board of Directors and stated in the resolution or resolutions providing for issuance thereof. Each class or series shall be appropriately designated, prior to issuance of any shares thereof, by some distinguishing letter, number or title. All shares of each class or series of Common Stock shall be alike in every particular and shall be of equal rank and have the same power, preferences and rights, and shall be subject to the same qualifications, limitations and restrictions, if any. The Common Stock may have such voting powers (full, limited, contingent or no voting powers), such designations, preferences and relative, participating, optional or other special rights, and be subject to such qualifications, limitations and restrictions, as the Board of Directors shall determine by resolution or resolutions. Unless otherwise resolved by the Board of Directors, each Common Stock share shall be of the same class and carry such voting rights as elsewhere provided for in this Certificate of Incorporation, without any designation, preference or relative, participating, optional or other special rights, and subject to no qualification, limitation or restriction.

       5.04 Preferred Stock. The Preferred Stock may be issued from time to time in series as determined by the Board of Directors and stated in the resolution or resolutions providing for issuance thereof. The Board of Directors is further authorized to fix and determine the variations in the relative rights and preferences as between series. Each such series shall be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number, or title. The Preferred Stock may have limited, contingent or no voting powers, may have such designations, preferences, and relative, participating, optional or other special rights, and be subject to such qualifications, limitations and restrictions, as the Board of Directors shall determine by resolution or resolutions. The Preferred Stock further may be made subject to redemption by the Company at its option or at the options of the holders thereof and may be convertible into Common Stock or exchangeable for other securities of the Company.

       5.05 Amendment of Stockholder Rights. So long as no shares of any class or series established by resolution of the Board of Directors have been issued, the voting rights, designations, preferences and relative, optional, participating or other rights of these shares may be amended by resolution of the Board of Directors.

      5.06 Shares Re-acquired by the Company. Shares of the Company's Common Stock or Preferred Stock redeemed or otherwise re-acquired by the Company shall not be cancelled and retired, unless the Board of Directors specifically so resolves at the time issuance thereof is authorized, but shall be given the status of authorized and unissued shares.

       5.07 Dividends. Dividends in cash, property or shares of the Company may be paid upon the Preferred and Common Stock, as and when declared by the Board of Directors, out of funds of the Company to the extent and in the manner permitted by law. If at any time the Company has outstanding more than one class of shares, it may pay dividends on its shares to the holders of any class of shares, without the vote of stockholders of the class in which the payment is to be made.

       5.08 Voting Rights; Cumulative Voting. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of stockholders. The voting rights of Preferred Stock, if any, shall be established by the Board of Directors at the time such stock is issued in series. Cumulative voting shall not be allowed in the election of directors of the Company.

       5.09 Voting Rights of Debt Holders. Holders of debentures, bonds or other obligations of the Company may, at the time of issuance thereof, be given the right to vote in the election of directors or other voting rights. Any such voting rights may be fixed or contingent.

       5.10 Denial of Preemptive Rights. No holder of any shares of the Company, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the Company, including shares or securities held in the treasury of the Company.

       5.11 Distribution in Liquidation. Upon any liquidation, dissolution or winding up of the Company, and after paying or adequately providing for the payment of all its obligations, including any preferences granted to Preferred Stock, the remainder of the Company or a portion of its assets may be distributed, in cash or property, subject to the limitations contained in the General Corporation Law of Delaware. Any such partial liquidation may be made without the vote or approval of stockholders. The Company may also make purchases of its Common or Preferred Stock, directly or indirectly, to the extent of unreserved and unrestricted earned surplus available, without the vote or approval of stockholders.

                            ARTICLE VI
                        REGISTERED HOLDERS

       The Company shall be entitled to treat the registered holder of any shares of the Company as the owner of such shares, and shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the registered holder of such shares, whether or not the Company shall have either actual or constructive notice of the interests of such purchaser, assignee, or transferee or other person. The purchaser, assignee, or transferee of any of the shares of the Company shall not be entitled: to receive notice of the meetings of the stockholders; to vote at such meetings; to examine a list of the stockholders; to be paid dividends or other sums payable to stockholders; or to own, enjoy and exercise any other property or rights deriving from such shares against the Company, until such purchaser, assignee, or transferee has become the registered holder of such shares.

                            ARTICLE VII
                            REVERSIONS

       Cash, property or share dividends, shares issuable to stockholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the stockholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Company to pay the dividend or redemption price or deliver the certificates for the share(s) to such stockholders within such time, shall, at the expiration of such time, revert in full ownership to the Company, and the Company's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided, that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (i) payment of the amount of any cash or property dividend or redemption price or (ii) issuance of any shares, ownership of which has reverted to the Company pursuant to this Article VII, to the person or entity who or which would be entitled thereto had such reversion not occurred.

                           ARTICLE VIII
                            DIRECTORS

        8.01 Initial Directors. The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation. The number of directors shall be as fixed in the Company's Bylaws; provided that, in the absence of such provision in the Bylaws, the Company shall have one (1) director. The following individuals shall serve as the Company's initial directors until the first annual meeting of stockholders or until their successors are duly elected and qualified. Directors shall be elected by plurality vote and need not be elected by written ballot.

     Frank L. Kramer, 12543-A East Pacific Circle, Aurora, Colorado 80014

       8.02 Exclusion of Liability. As authorized by Section 102(b)(7) of the General Corporation Law of Delaware, no director of the Company shall be personally liable to the Company or any stockholder thereof for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts in violation of Section 174 of the General Corporation Law of Delaware, as it now exists or may hereafter be amended, or (iv) for any transaction from which a director derives an improper personal benefit. This Article 8.02 shall apply to a person who has ceased to be a director of the Company with respect to any breach of fiduciary duty which occurred when such person was serving as a director. This Article 8.02 shall not be construed to limit or modify in any way any director's right to indemnification or other right whatsoever under this Certificate of Incorporation, the Company's Bylaws or the General Corporation Law of Delaware. If the General Corporation Law of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of the Company's directors, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article 8.02 by the stockholders shall be prospective only and shall not adversely affect any limitation on the personal liability of any director existing at the time of such repeal or modification. The affirmative vote of at least two-thirds (2/3) of the total voting power shall be required to amend or repeal, or adopt any provision inconsistent with, this Article 8.02.

       8.03 Corporate Opportunity. The officers, directors and other members of management of the Company shall be subject to the doctrine of

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"corporate opportunities" only insofar as it applies to any business opportunity in which the Company has expressed an interest as determined from time to time by the Company's Board of Directors as evidenced by resolutions appearing in the Company's minutes. Once such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of the Company shall be disclosed promptly to the Company and made available to it. The Board of Directors may reject any business opportunity presented to it, and only thereafter may any officer, director or other member of management avail himself of such opportunity. Until such time as the Company, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of the Company shall be free to engage in such area of interest on their own, and this doctrine shall not limit the rights of any officer, director or other member of management of the Company to continue a business existing prior to the time that such area of interest is designated by the Company. This provision shall not be construed to release any employee of the Company (other than an officer, director or member of management) from any duties which he may have to the Company.

       8.04 Staggered Board of Directors. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The number of directors shall be determined from time to time by resolution adopted by the affirmative vote of at least 75% of the Continuing Directors.

       (a) If so provided at the annual meeting of stockholders to be held in 1996 and subject to applicable law, the directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible. The term of office of directors of the first class shall expire at the annual meeting of stockholders to be held in 1997 and until their respective successors are duly elected and qualified. The term of office of directors of the second class shall expire at the annual meeting to be held in 1998 and until their respective successors are duly elected and qualified. The term of office of directors of the third class shall expire at the annual meeting of stockholders to be held in 1999 and until their respective successors are duly elected and qualified. Subject to the foregoing, at each annual meeting of stockholders, commencing at the annual meeting to be held in 1997, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be duly elected and qualified. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by vote of 75% of the directors then in office, although less than quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their respective successor shall be duly elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Company, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders and vacancies created with respect to any directorship of the directors so elected may be filled in the manner specified by such Preferred Stock.

     (b) Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Company (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Company), any director or the entire Board of Directors of the Company may be removed at any time, but only for cause and only by either (1) majority of the Continuing Directors or (2) the affirmative vote, at a meeting of the stockholders called for that purpose, as to all stock held by the holders of 80% or more of the outstanding Voting Stock and the affirmative vote of the holders of at least sixty-seven percent (67%) of the outstanding shares of Voting Stock exclusive of the Voting Stock held by an "Interested Stockholder."

       (c) Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Company, the provision of Section (b) shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

       (d) For purposes of this Article VIII, the terms "Continuing Directors" and "Voting Stock" shall have the same meanings as contained in
Article XIII of this Certificate of Incorporation.

       (e) Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Company (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Company), this Article VIII shall not be amended, altered, changed or repealed without:

          (1) The affirmative vote of 75% of the Continuing Directors, and


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          (2)  The affirmative vote as to all stock held by the holders of
80% or more of the outstanding Voting Stock and the affirmative vote of the holders of at least sixty-seven percent (67%) of the outstanding shares of Voting Stock exclusive of the Voting Stock held by an Interested
Stockholder.

                            ARTICLE IX
                           STOCKHOLDERS

       9.01 Definition. Whenever the term "total voting power" appears in this Certificate of Incorporation, it shall mean all shares of the Company entitled to vote on the question presented, and of every class or series of shares entitled to vote by class or series. Whenever the term "voting power present" appears in this Certificate of Incorporation, it shall mean that portion of the total voting power (if less than 100%) which is present at a legal meeting of the Company's stockholders, duly called and held, at which a quorum is present.

       9.02 Quorum. One-third (1/3) of the total voting power, or where a separate vote by class or series is required, one-third (1/3) of the shares of each such class or series, represented in person or by proxy, shall constitute a quorum at any meeting of the Company's stockholders.

       9.03 Vote Required. Any action to be taken by the Company's stockholders may be taken by a majority of the voting power present, in person or by proxy, except where this Certificate of Incorporation or the Company's Bylaws then in effect require a higher proportion of the voting power present, a proportion of the total voting power, or both. Nothing contained in this Article shall affect the voting rights of holders of any class or series of shares entitled to vote as a class or by series.

       9.04 Manner of Voting. The vote of stockholders may be taken at a meeting by a show of hands or other method authorized by the Board of Directors. Written ballots shall be used only upon authorization of the Board of Directors or as provided in the Company's Bylaws.

       9.05 Action Without Meeting. Notwithstanding any other provision of this Certificate of Incorporation, any action by the stockholders may be taken by written consent in lieu of a meeting, without prior notice or vote, of the holders of that portion of the total voting power necessary to authorize such action. The manner of obtaining any such written consent shall be governed by the Company's Bylaws.


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                             ARTICLE X
                              BYLAWS

       The initial Bylaws of the Company shall be adopted by its Board of Directors. The power to alter, amend or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors, subject to the right of the stockholders to alter, amend or repeal such Bylaws or adopt new Bylaws by the affirmative vote of at least two-thirds (2/3) of the total voting power. The Bylaws may contain any provisions for the regulation and management of the affairs of the Company not inconsistent with law or this Certificate of Incorporation.

                            ARTICLE XI
                  COMPROMISE AND REORGANIZATION

       Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Company under Section 291 of the General Corporation Law of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under Section 279 of the General Corporation Law of Delaware order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may he, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.

                            ARTICLE XII
                         INDEMNIFICATION

       12.01. Actions, Suits or Proceedings Other than by or in the Right of the Company. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company.

       12.02. Actions or Suits by or in the Right of the Company. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorney's fees) actually and reasonably incurred by him or on his behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

       12.03. Indemnification for Costs, Charges and Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that a director or officer of the Company has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Sections 12.01 and 12.02 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against all costs, charges and expenses (including attorney's fees) actually and reasonably incurred by him or on his behalf in connection therewith.

       12.04. Determination of Right to Indemnification. Any indemnification under Sections 12.01 and 12.02 of this Article (unless ordered by a court) shall be paid by the Company unless a determination is made (i) by a disinterested majority of the Board of Directors who were not parties to such action, suit or proceeding, or (ii) if such disinterested majority of the Board of Directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders, that indemnification of the director or officer is not proper in the circumstances because he has not met the applicable standard of conduct set forth in Sections 12.01 and
12.02 of this Article.

       12.05. Advances of Costs, Charges and Expenses. Costs, charges and expenses (including attorney's fees) incurred by a person referred to in Sections 12.01 or 12.02 of this Article in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, that the payment of such costs, charges and expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company as authorized in this Article. Such costs, charges and expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the majority of the directors deems appropriate. The majority of the directors may, in the manner set forth above, and upon approval of such director, officer, employee or agent of the Company, authorize the Company's counsel to represent such person, in any action, suit or proceeding, whether or not the Company is a party to such action, suit or proceeding.

     12.06 Procedure for Indemnification. Any indemnification under Sections 12.01, 12.02 and 12.03, or advance of costs, charges and expenses under Section 12.05 of this Article, shall be made promptly, and in any event within 60 days, upon the written request of the director or officer. The right to indemnification or advances as granted by this Article shall be enforceable by the director or officer in any court of competent jurisdiction if the Company denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Company. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 12.05 of this Article where the required undertaking, if any, has been received by the Company) that the claimant has not met the standard of conduct set forth in Sections 12.01 or 12.02 of this Article, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 12.01 or
12.02 of this Article, nor the fact that there has been an actual determination by the Company (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        12.07. Settlement. If in any action, suit or proceeding, including any appeal, within the scope of Sections 12.01 or 12.02 of this Article, the person to be indemnified shall have unreasonably failed to enter into a settlement thereof, then, notwithstanding any other provision hereof, the indemnification obligation of the Company to such person in connection with such action, suit or proceeding shall not exceed the total of the amount at which settlement could have been made and the expenses by such person prior to the time such settlement could reasonably have been effected.

        12.08. Other Rights; Continuation of Right to Indemnification. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which any director, officer, employee or agent seeking indemnification may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Company, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under this Article shall be deemed to be a contract between the Company and each director or officer of the Company who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall not in any way diminish any rights to indemnification of such director, officer, employee or agent or the obligations of the Company arising hereunder. This Article shall be binding upon any successor corporation to the Company, whether by way of acquisition, merger, consolidation or otherwise.

       12.09. Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article; provided, however, that such insurance is available on acceptable terms, which determination shall be made by vote of a majority of the directors.

        12.10. Saving Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company (i) shall nevertheless indemnify each director and officer of the Company and (ii) may nevertheless indemnify each employee and agent of the Company, as to any cost, charge and expense (including attorney's fees), judgment, fine and amount paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

        12.11. Amendment. The affirmative vote of at least two-thirds (2/3) of the total voting power shall be required to amend, repeal, or adopt any provision inconsistent with, this Article. No amendment, termination or repeal of this Article shall affect or impair in any way the rights of any director or officer of the Company to indemnification under the provisions hereof with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

       12.12. Subsequent Legislation. If the General Corporation Law of Delaware is amended after approval by the stockholders of this Article to further expand the indemnification permitted to directors, officers, employees or agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

                           ARTICLE XIII
                APPROVAL OF BUSINESS COMBINATIONS

        The affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of Voting Stock (as herein defined) and the affirmative vote of the holders of at least sixty-seven percent (67%) of the outstanding shares of Voting Stock exclusive of the Voting Stock held by an "Interested Stockholder" (as herein defined) shall be required for the adoption or authorization of any Business Combination (as herein defined), provided that such eighty percent (80%) and sixty-seven percent (67%) voting requirements shall not be applicable if all of the conditions specified in paragraph 13.02 of this Article XIII are met.

     13.01 Definitions. The following definitions shall apply for purposes of this Article XIII:

     (a) "Person" shall mean any individual, firm, corporation or other entity.

     (b) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 provided, however, that the term "registrant" as used in such definition of "Associate" shall mean the Company.

     (c) "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Company, provided, however, that for the purposes of the definition of "Interested Stockholder" set forth below, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Company.

       (d) "Voting Stock" shall mean capital stock of the Company entitled to vote generally in the election of directors.

       (e) "Beneficial Owner" shall have the meaning set forth in Regulation 13D under the Securities Exchange Act of 1934, and includes any other person with which such Beneficial Owner has any agreement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

       (f) "Interested Stockholder" shall mean, in respect of any Business Combination, any person (other than the Company, any Subsidiary, any pension, savings, or other employee benefit plan of employees of the Company or any Subsidiary, or any one or a group of more than one
Continuing Director) who or which:

               (i) is the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of the outstanding Voting Stock; or

               (ii) is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding Voting Stock; or

               (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933 or any successor securities law.

     (g) "Business Combination" shall mean any one or more of the following transactions:

              (i) Any merger or consolidation of the Company or any Subsidiary with any Interested Stockholder or any Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would he, an Affiliate of an Interested Stockholder.

                (ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, or any Affiliate of any Interested Stockholder or any Person of substantially all the assets of the Company or any Subsidiary.

                (iii) The issuance or transfer by the Company or any Subsidiary (in one transaction or a series of transactions) of any securities of the Company or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder or any Person in exchange for cash, securities or other property (or combination thereof) having an aggregate Fair Market Value of one million dollars ($1,000,000) or more.

                (iv) Any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any Subsidiary which is directly or indirectly beneficially owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

       (h) "Continuing Director" shall mean any member of the Board of Directors of the Company who: (i) is not an Interested Stockholder nor an Affiliate of the Interested Stockholder and was a member of the Board of Directors prior to the time that such Interested Stockholder became an Interested Stockholder; or (ii) is a successor of a Continuing Director who is not an Affiliate of the Interested Stockholder and who is recommended to succeed a Continuing Director prior to his initial election or appointment to the Company's Board of Directors by a two-thirds vote of the Continuing Directors then on the Board of Directors.

     (i)  "Fair Market Value" shall mean:

               (i) in the case of stock, the highest closing sale price of a share of such stock during the thirty (30) day period immediately preceding the date for which such Fair Market Value is being determined on the principal United States securities exchange registered under the Securities Exchange Act of 1934 or successor law on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty (30) day period preceding the date for which such Fair Market Value is being determined on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the Fair Market Value of such stock as determined in good faith by the Board of Directors; and

                (ii) in the case of property other than cash or stock, the Fair Market Value of such property determined by the Board of Directors in good faith for the date on which such Fair Market Value is being determined.

       13.02 Exception to 80% and 67% Vote Requirements. The eighty percent (80%) and sixty-seven percent (67%) vote required by this Article XIII for approval of certain Business Combinations shall not be applicable to a Business Combination, and such Business Combination shall require only such affirmative vote as required by law and any other provision of this Certificate of Incorporation, if:

     (a) Such Business Combination shall have been approved by a seventy-five percent (75%) vote of the Continuing Directors, or

      (b) All of the following conditions shall have been met with respect to such Business Combination:

               (i) The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following, adjusted to reflect subdivisions of stock and stock splits:

                A. The highest per share price (including brokerage commissions, transfer taxes and soliciting dealer's fees) paid by the Interested Stockholder for the Company's Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                B. The Fair Market Value per share of the Company's Common Stock (1) on the Announcement Date, or (2) on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher; or

               C. The Fair Market Value per share of the Company's Common Stock determined pursuant to the immediately preceding subparagraph B, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealer's fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date, to the (2) the Fair Market Value per share of such Common Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of such Common Stock.

                (ii) The consideration to be received by holders of a particular class of outstanding Voting Stock shall be in cash or in such form as the holders of the Voting Stock may approve as a class.

               (iii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Voting Stock, other than Common Stock, shall be at least equal to the highest amount determined under clauses (A), (B) or (C) below.

                     A. The highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of beneficial ownership of shares of such class or series of Voting Stock (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                     B. The Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                     C. The highest preferential amount per share to which the holders of shares of such class or series of Voting Stock would be entitled, if any, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, regardless of whether the Business Combination to be consummated constitutes such an event.

              (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business
Combination: (a) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision or split of the Common Stock), except as approved by a seventy-five percent (75%) vote of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to so increase such annual rate is approved by a seventy-five percent (75%) vote of the Continuing Directors; and (b) such Interested Stockholder shall not have become the Beneficial Owner of any newly issued shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder, and except as necessary to reflect any subdivision or split of the Common Stock.

              (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company, whether in anticipation of or in connection with a Business Combination or otherwise.

               (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act or Rules) shall be mailed to stockholders of the Company at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

       13.03 Certain Determinations. The Continuing Directors, acting as a committee, shall have the power and duty to determine for the purposes of this Article XIII, on the basis of information known to them after reasonable inquiry, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any person,
(iii) whether a person is an Affiliate or Associate of another, and (iv) whether the assets which are the subject of any Business Combination constitute substantially all the assets of the Company or any Subsidiary, or the consideration to be received for the issuance or transfer of securities by the Company or any Subsidiary in any Business Combination has an aggregate Fair Market Value of one million dollars ($1,000,000) or more.

      13.04 Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article XIII shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

      13.05 Amendment and Repeal. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Company (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Company), the affirmative vote of 75% of the Continuing Directors and the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of the Voting Stock and the affirmative vote of the holders of at least 67% of the outstanding shares of Voting Stock exclusive of the Voting Stock held by an Interested Stockholder shall be required to amend, modify or repeal, or to adopt any provisions inconsistent with this Article XIII of this Certificate of Incorporation; provided, however, that this Article XIII may be amended, modified or repealed, and any such new provision may be added, upon the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of the Voting Stock of the Company, if such amendment, modification, repeal or addition shall first have been approved and recommended by a resolution adopted by a seventy-five percent (75%) vote of the Continuing Directors.

      IN WITNESS WHEREOF, DBS Industries, Inc. has caused this Restated Certificate of Incorporation to be signed by Fred W. Thompson, its President, and Michael T. Schieber, its Secretary, this 8th day of August, 1996.

                         By:      FRED W. THOMPSON
                                  Fred W. Thompson
                                  President

                         Attest:  MICHAEL T. SCHIEBER
                                  Michael T. Schieber
                                  Secretary